Exhibit 10.1

September 24, 2015

VEGAS.COM, LLC

Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, NV 89169
Attn: Mr. Douglas Osrow

RE:           Letter Agreement (“Letter Agreement”)

Mr. Osrow:

A.           Reference is hereby made to that certain Unit Purchase Agreement (the “Purchase Agreement”), dated as of August 18, 2015, by and among Vegas.com, LLC (the “Company”), Remark Media, Inc. (the “Purchaser”), the equity owners of the Company listed on the signature page thereto, and James B. Gibson, as the seller representative (the “Seller Representative”, and together with the Company and Purchaser, the “Parties”). Capitalized terms used in this Letter Agreement but not otherwise defined shall have the meanings given to them in the Purchase Agreement.

B.           The Purchase Agreement currently provides that the Specified Escrow will be deposited with the Escrow Agent at the Closing to secure the obligation of the Company related to the Specified Dispute.

C.           The parties have agreed that the Specified Dispute has been resolved, and desire to amend the Purchase Agreement to, among other things, delete the requirement to fund the Specified Escrow at the Closing.

D.           The Purchase Agreement currently provides that the Closing Cash Payment would be $15,500,000 and the Equity Payment would be $9,500,000.

E.           The parties have agreed to amend the Purchase Agreement to, among other things, provide that the Closing Cash Payment will be $15,325,000 and the Equity Payment will be $9,675,000.

Each of the undersigned (together, the “Parties”) hereby agrees to amend the Purchase Agreement as follows:

1.           Subject to the irrevocable payment by the Company (or at the direction of the Company) of a total of $1,052,030.95 to the applicable party at or prior to the Closing, the deposit with the Escrow Agent of the cash and stock portions of the Specified Escrow at the Closing shall no longer be required, and instead such amounts shall be distributed to the Sellers as portions of the Cash Closing Payment and the Equity Payment; and further, no amount of the Earnout Payments shall be subject to the Specified Escrow.

2.           The indemnification rights of the Purchaser Indemnitees and the obligations of the Sellers set forth under Section 10.2(c) of the Purchase Agreement shall remain in full force and effect; provided, however, the aggregate liability of Sellers to the Purchaser Indemnitees under Section 10.2(c) shall be paid from, and shall in no event exceed, the Escrow Funds.

3.           Subject to the provisions of Section 10 of the Purchase Agreement, each Seller, severally, and not joint or joint and severally (on a pro rata basis according to each Seller’s Percentage Interest), shall indemnify the Purchaser Indemnitees against any Losses suffered by the Purchaser Indemnitees to the extent such a Loss results from or arises out of the matter described in the Update to Disclosure Schedule, dated September 15, 2015, provided by the Company to Purchaser; provided, however, the aggregate liability of Sellers to the Purchaser Indemnitees under this paragraph shall be paid from, and shall in no event exceed, the Escrow Funds.

4.           To the extent required by the Purchase Agreement, including but not limited to Section 1.1 thereof, the Company and the Sellers waive any obligation of the Purchaser to fund or deliver any portion of the Cash Closing Payment, Equity Payment or Warrant Payment prior to the Closing Date.

5.           Section 1.2(b) of the Purchase Agreement is hereby revised such that the references to Fifteen Million Five Hundred Thousand U.S. Dollars ($15,500,000) and Nine Million Five Hundred Thousand U.S. Dollars ($9,500,000) concerning the Closing Cash Payment and the Equity Payment are replaced with Fifteen Million Three Hundred Twenty-Five Thousand U.S. Dollars ($15,325,000) and Nine Million Six Hundred Seventy-Five Thousand U.S. Dollars ($9,675,000), respectively.

6.           To the extent otherwise required by the Purchase Agreement, Purchaser hereby consents to the payment of the unpaid Seller Transaction Expenses by delivery of funds via wire transfer to The Greenspun Corporation, a Nevada corporation (“Agent”) for further distribution to the Company and subsequent further distribution to the various employees and service providers to which the unpaid Seller Transaction Expenses are owed.

This Letter Agreement may be executed in multiple counterparts (including by means of electronically mailed or telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.  Any provision of this Letter Agreement may be amended or waived only in a writing signed by Purchaser, the Company and the Seller Representative.

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If you agree to the terms set forth in the above Letter Agreement, please indicate your acceptance by signing below.

VEGAS.COM, LLC

By:	/s/ Steven McArthur
Name:	Steven McArthur
Title:	Chief Executive Officer

Seller Representative:

/s/ James B. Gibson
JAMES B. GIBSON

REMARK MEDIA, INC.

By:	/s/ Douglas Osrow
Name:	Douglas Osrow
Title:	Chief Financial Officer